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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 16, 2006

Centennial Bank Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-51556 (Commission File Number)	41-2150446 (IRS Employer Identification No.)
1331 Seventeenth St., Suite 300 Denver, CO (Address of principal executive offices)	80202 (Zip Code)

Registrant's telephone number, including area code 303-296-9600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

CEO Agreement

        On May 16, 2006, Centennial Bank Holdings, Inc. (the "Company") entered into an employment agreement (the "CEO Agreement") with Daniel M. Quinn to become the Chief Executive Officer of the Company. Pursuant to the CEO Agreement, the Company's board of directors may request that Mr. Quinn also serve as President of the Company without any additional consideration.

        Under the CEO Agreement, Mr. Quinn will receive an annual base salary of $450,000, which shall not be reduced during the term of the CEO Agreement. Mr. Quinn will receive an annual bonus for 2006 of $450,000, pro rated for the number of days of employment during that year and, in subsequent years, will be eligible for a target bonus of 100% of his annual base salary and a maximum of 200% of his annual base salary, to be determined by the Compensation, Nominating and Governance Committee of the Company's board of directors. As of the effective date of the CEO Agreement, the Company granted Mr. Quinn 300,000 shares of restricted stock, which will vest based upon the achievement of certain performance criteria. Mr. Quinn will also participate in the Company's employee benefit plans, programs, policies and arrangements generally available to Company employees and will receive other perquisites provided to senior executive officers of the Company.

        The CEO Agreement only provides for severance in the event of certain terminations of his employment within the two years following a "Change in Control" (as defined in the CEO Agreement). Under those circumstances, the Company will (i) pay to Mr. Quinn 2.99 multiplied by his highest annual compensation (base salary, automobile and other expense allowances, and bonus) for any of the three most recent calendar years and (ii) provide Mr. Quinn and his dependents with medical and dental coverage for 24 months. Mr. Quinn is also subject to non-competition and non-solicitation covenants (as further specified in the CEO Agreement) for two years following any termination of his employment, except, in the case of his non-competition covenant, if his employment is terminated without "Cause" or for "Good Reason" (each as defined in the CEO Agreement).

Transition Agreements

        On May 16, 2006, the Company (or one of its subsidiaries, as applicable) entered into transition agreements (the "Transition Agreements") with David C. Boyles, President and Chief Operating Officer of the Company, John W. Perkins, President and CEO of Guaranty Bank and Trust Company, and Daryll D. Southwick, President and CEO of Centennial Bank of the West.

        Pursuant to the Transition Agreement with Mr. Boyles, Mr. Boyles will retire from his positions as President and Chief Operating Officer of the Company, effective December 31, 2006. He will remain as a director of the Company. In accordance with Mr. Boyles' employment agreement, he will receive $800,000 upon his retirement.

        Pursuant to the Transition Agreement with Mr. Perkins, Mr. Perkins will retire from his positions as President and CEO and director of Guaranty Bank and Trust Company, effective June 30, 2006. Notwithstanding his retirement, Mr. Perkins has agreed to be available through December 31, 2006 to assist in the transition of senior management and in any other matter related to his employment with the Guaranty Bank and Trust Company. In accordance with Mr. Perkins' employment agreement, he will receive $500,000 upon his retirement.

        Pursuant to the Transition Agreement with Mr. Southwick, Mr. Southwick will retire from his positions as President and CEO and director of Centennial Bank of the West, effective June 30, 2006. Notwithstanding his retirement, Mr. Southwick has agreed to be available through December 31, 2006 to assist in the transition of senior management and in any other matter related to his employment with Centennial Bank of the West. As a severance payment, Mr. Southwick will receive $125,000 upon his retirement.

Incorporation by Reference

        The foregoing descriptions of the CEO Agreement and the Transition Agreements do not purport to be complete and are qualified in its entirety by reference to such agreements (including any schedules and exhibits thereto), copies of which are filed as Exhibits 10.1, 10.2, 10.3 and 10.4 hereto and incorporated herein by reference. A copy of the press release announcing those arrangements is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

        On May 16, 2006, the Company appointed Mr. Quinn as Chief Executive Officer of the Company, as described above. Mr. Quinn, 49, has been President of Quinn Financial, LLC, a financial services company since July 2003. Previously, Mr. Quinn spent 24 years with U.S. Bancorp. From 1999 to 2003, he was Vice Chairman of Commercial Banking for U.S. Bank. Previous positions at U.S. Bank include President of U.S. Bank in Colorado (formerly Colorado National Bank). Mr. Quinn graduated from the University of Minnesota in 1978 with a degree in Finance. He then attended the University of Minnesota Graduate School of Business in 1978 and 1979.

        On May 16, 2006, the Company also announced the retirement of the three senior executives of the Company, as described above.

Item 9.01 Financial Statements and Exhibits.

        (c) Exhibits.

        The following exhibits are being filed herewith:

10.1	Employment Agreement, dated May 16, 2006, between Daniel M. Quinn and the Company
10.2	Transition Agreement, dated May 16, 2006, between David C. Boyles and the Company
10.3	Transition Agreement, dated May 16, 2006, between John W. Perkins and the Company
10.4	Transition Agreement, dated May 16, 2006, between Daryll D. Southwick and the Company
99.1	Press Release, dated May 16, 2006

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTENNIAL BANK HOLDINGS, INC.
By:	/s/ ZSOLT K. BESSKÓ
	Name:	Zsolt K. Besskó
	Title:	Executive Vice President, General Counsel and Secretary

Date: May 17, 2006

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  Item 1.01 Entry into a Material Definitive Agreement.
  Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
  Item 9.01 Financial Statements and Exhibits.
SIGNATURE